Exhibit 99.2

ALTERRA OWNER, LLC

FINANCIAL STATEMENTS AND

INDEPENDENT AUDITOR'S REPORT

FOR THE YEAR ENDED DECEMBER 31, 2023

AND THE PERIOD MARCH 4, 2022 THROUGH DECEMBER 31, 2022

ALTERRA OWNER, LLC

FOR THE YEAR ENDED DECEMBER 31, 2023 AND THE PERIOD ENDED DECEMBER 31, 2022

TABLE OF CONTENTS

Page(s)

Independent Auditor’s Report	1-2

FINANCIAL STATEMENTS
Statements of Financial Condition	3
Statements of Operations	4
Statements of Changes in Members' Equity	5
Statements of Cash Flows	6
Notes to Financial Statements	7-11

INDEPENDENT AUDITOR’S REPORT

To Alterra Owner, LLC:

Opinion

We have audited the financial statements of Alterra Owner, LLC (the “Company”), which comprise the statements of financial condition as of December 31, 2023 and 2022, and the related statements of operations, changes in members’ equity and cash flows for the year ended December 31, 2023 and for the period March 4, 2022 through December 31, 2022, and the related notes to the financial statements (collectively referred to as the "financial statements").

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations, changes in its members’ equity and its cash flows for the year ended December 31, 2023 and for the period March 4, 2022 through December 31, 2022, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal-control related matters that we identified during the audit.

/s/ Deloitte & Touche LLP

April 29, 2024

ALTERRA OWNER, LLC

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2023 AND DECEMBER 31, 2022

(Amounts in U.S. Dollars)

	December 31, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	1,189,847	1,550,607
Restricted cash	1,074,138	2,892,977
Real Estate Property, net of accumulated depreciation of $5,549,817 and $2,608,455, respectively	76,854,746	79,774,984
Other assets	204,015	60,937
Interest rate swap asset	1,774,285	3,333,581
TOTAL ASSETS	81,097,031	87,613,086

LIABILITIES
Due to affiliates	85,000	85,000
Accounts payable and accrued expenses	831,470	625,823
Property tax payable	112,242	150,842
Other liabilities	333,385	169,877
Notes and mortgage payable, net of deferred financing costs of $315,315 and $630,630, respectively	63,684,686	63,369,370
TOTAL LIABILITIES	65,046,783	64,400,912

MEMBERS’ EQUITY	16,050,248	23,212,174

TOTAL LIABILITIES AND MEMBERS’ EQUITY	81,097,031	87,613,086

See notes to financial statements

ALTERRA OWNER, LLC

STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2023 AND FOR THE PERIOD MARCH 4, 2022 THROUGH DECEMBER 31, 2022

(Amounts in U.S. Dollars)

	For the year ended	For the period March 4, 2022
	December 31, 2023	through December 31, 2022
INCOME
Rental revenue	4,477,854	3,762,112
Operating revenue	380,030	312,019
Tenants reimbursement	246,572	181,097
Interest income	1,962,328	331,360
TOTAL INCOME	7,066,784	4,586,588

EXPENSES
General and administrative expenses	399,526	238,822
Operating expenses	1,448,457	1,217,331
Depreciation and amortization	2,941,362	2,608,455
Property taxes	195,074	232,716
Renovation expenses	1,936,249	804,033
TOTAL EXPENSES	6,920,668	5,101,357

OPERATING INCOME	146,116	(514,769)

OTHER INCOME (EXPENSES)
Interest and debt expense	(5,748,746)	(3,321,838)
Unrealized gain/(loss) on interest rate swap	(1,559,296)	2,434,581
Net loss before income taxes	(7,161,926)	(1,402,026)

Income taxes	-	-

NET LOSS	(7,161,926)	(1,402,026)

See notes to financial statements

ALTERRA OWNER, LLC

FOR THE YEAR ENDED DECEMBER 31, 2023 AND THE PERIOD MARCH 4, 2022 THROUGH DECEMBER 31, 2022

STATEMENTS OF CHANGES IN MEMBERS' EQUITY

(Amounts in U.S. Dollars)

	Managing Member	Member	Total
BALANCE, MARCH 04, 2022	-	-	-
Capital contributions	2,540,000	22,860,000	25,400,000
Syndication Costs	-	(685,800)	(685,800)
Capital Distributions	(10,000)	(90,000)	(100,000)
Pro-rata allocation of net loss	(144,109)	(1,257,917)	(1,402,026)
BALANCE, DECEMBER 31, 2022	2,385,891	20,826,283	23,212,174
Capital contributions	-	-	-
Capital distributions	-	-	-
Pro-rata allocation of net loss	(736,147)	(6,425,779)	(7,161,926)
BALANCE, DECEMBER 31, 2023	1,649,744	14,400,504	16,050,248

See notes to financial statements

ALTERRA OWNER, LLC.

STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2023 AND FOR THE PERIOD MARCH 4, 2022 THROUGH DECEMBER 31, 2022

(Amounts in U.S. Dollars)

	For the year ended	For the period March 4, 2022
	December 31, 2023	through December 31, 2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	(7,161,926)	(1,402,026)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expenses	2,941,362	2,608,455
Unrealized (gain)/loss on interest rate swap assets	1,559,296	(2,434,581)
Change in operating assets and liabilities:
Other assets	(143,078)	(60,937)
Amortization of deferred financing costs	315,316	315,316
Due to affiliates	-	85,000
Accounts payable and accrued expenses	205,647	625,823
Property taxes	(38,600)	150,842
Other liabilities	163,508	169,875
Net cash provided by (used in) operating activities	(2,158,475)	57,767

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of real estate property	-	(82,383,439)
Costs incurred for building improvements	(21,124)	-
Net cash used in investing activities	(21,124)	(82,383,439)

CASH FLOWS FROM FINANCING ACTIVITIES:
Notes and mortgages payable	-	63,054,056
Purchase costs of interest rate swap	-	(899,000)
Capital contribution	-	25,400,000
Syndication costs	-	(685,800)
Distributions	-	(100,000)
Net cash provided by financing activities	-	86,769,256

Net increase (decrease) in Cash and cash equivalents and Restricted cash	(2,179,599)	4,443,584

Cash and cash equivalents and Restricted cash at the beginning of the year or period	4,443,584	-

Cash and cash equivalents and Restricted cash at the end of the year or period	2,263,985	4,443,584

Cash and restricted cash reported in the statement of financial condition:
Cash	1,189,847	1,550,607
Restricted Cash	1,074,138	2,892,977
Total cash and restricted cash reported in the statement of cash flows:	2,263,985	4,443,584

SUPPLEMENTAL INFORMATION
Cash paid for interest	5,612,974	2,675,163

See notes to the financial statements

ALTERRA OWNER, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2023 AND THE PERIOD ENDED DECEMBER 31, 2022

1.	Organization

Alterra Owner, LLC (A Delaware Limited Liability Company), (the “Company”), was formed on March 4, 2022. The joint venture was formed by Yieldstreet and InterCapital Group (Sponsor or GP), a full-service, vertically integrated investment firm with property and construction management services provided by its affiliate, Dayrise Residential (“Dayrise”), to acquire Alterra Apartments in Tuscon, AZ. Alterra Apartments is a 416-unit, Class-B apartment complex built in 1987. Amenities at the property include outdoor pool, playground, fitness center, dog park, soccer field, etc. Yieldstreet and Sponsor acquired the property with the business plan to perform renovations to unit interiors and common areas to garner rental premiums, ultimately increasing net investment income at the property.

2.	Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the reporting periods and reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Rental Property

Rental property is carried at cost, net of accumulated depreciation and amortization. Betterments, major renovations and certain costs directly related to the improvement of rental property are capitalized. Maintenance and repair expenses are charged to expense as incurred. Tenant improvements are amortized on a straight-line basis over the lives of the related properties, which approximate the useful lives of the assets.

Depreciation is recognized using straight-line method for financial reporting purposes at the end of the year or period.

		December 31, 2023	December 31, 2022
	Description	Alterra Apartments, a 416-unit, Class- B multifamily property located in Tucson, AZ
	Date of Construction	1987
	Date Acquired	02/2022
	Life on which depreciation in income statement is computed	5 to 30 years
	Encumbrances	82,404,563	82,383,439
Gross amount at which carried in the statement of financial condition	Land	9,131,429	9,131,429
	Buildings and Improvements	73,273,134	73,252,010
	Total	82,404,563	82,383,439
	Accumulated depreciation and amortization	(5,549,817)	(2,608,455)

Rental property is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment exists when the carrying amount of an asset exceeds the aggregate projected future cash flows over the anticipated holding period on an undiscounted basis. An impairment loss is measured based on the excess of the rental property’s carrying amount over its Undiscounted Cash Flows and the Terminal Value. Impairment analyses are based on current plans, intended holding periods and available market information at the time the analyses are prepared. If our estimates of the projected future cash flows, anticipated holding periods, or market conditions change, our evaluation of impairment losses may be different and such differences could be material to the financial statements. The evaluation of anticipated cash flows is subjective and is based, in part, on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Plans to hold properties over longer periods decrease the likelihood of recording impairment losses.

ALTERRA OWNER, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2023 AND THE PERIOD ENDED DECEMBER 31, 2022

Cash and Cash Equivalents

Cash and cash equivalents include cash and highly liquid investments purchased with an original maturity of three months or less. The carrying amount of these investments approximates fair value. The Company held cash in the amount of $1,189,847 and $1,550,607 and no cash equivalents as of December 31, 2023 and 2022, respectively.

Restricted Cash

The restricted cash includes balances in escrow accounts maintained with mortgage lender for the purpose of tax payments, insurance payments, replacement reserve, repairs reserve and interest reserve pursuant to the mortgage loan agreement. The Company held restricted cash in the amount of $1,074,138 and $2,892,977 as of December 31, 2023 and 2022 respectively.

Allowance for Doubtful Accounts

We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required payments under the lease agreements. Management exercises judgment in establishing these allowances and considers payment history and current credit status in developing these estimates.

Derivative Instruments and Hedging Activities

The Company managed market risk on its variable rate debt by entering an interest rate swap to fix the rate on debt for varying periods through maturity. These interest rate swaps are accounted for as derivative instruments and, pursuant to ASC Topic 815, Derivatives and Hedging are recorded on the balance sheets at fair value. The company’s swap is not designated as hedge, therefore changes in the fair value are recognized in earnings.

Deferred Financing Costs Related to Mortgage Note Payable

Deferred financing costs related to mortgage note payable consists of fees and direct costs incurred in obtaining such financing. These costs are presented as a reduction of our mortgage note payable liability and are amortized over the terms of the loan agreement as a component of “interest and debt expense”.

Allowance for Credit Losses

We maintain allowances for credit losses. These allowances reflect our estimate of the amount of our receivables that we will be unable to collect based on historical write-off experience and, as applicable, current conditions and reasonable and supportable forecasts that affect collectability. Our estimate could require change based on changing circumstances, including changes in the economy or in the particular circumstances of individual customers. Accordingly, we may be required to increase or decrease our allowances.

Rental Income

The Company leases multi-family apartment units to tenants through operating leases expiring over the next 12 months. The leases require fixed minimum monthly payments over the terms of the lease and charges for ancillary services provided by the property. Rental revenue includes base rents that each tenant pays in accordance with the terms of its respective lease and is reported on a straight-line basis over the non-cancellable term of the lease.

Tenant Reimbursement Income

Tenant reimbursement income includes revenue arising from tenant leases which provide for the recovery of all or a portion of the operating expenses, such as electricity, water, pet, trash, and monthly statement fees of the property. This revenue is earned in the same period as the expenses are incurred.

ALTERRA OWNER, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2023 AND THE PERIOD ENDED DECEMBER 31, 2022

Income Taxes

The Company operates as a limited liability company and is taxed as a partnership. As such, the Company is not subject to income taxes. Rather, all items of taxable income, deductions and tax credits are passed through to and are reported by its owners on their respective income tax returns. The Company is required to file and does file tax returns with the Internal Revenue Service and other taxing authorities. Accordingly, these financial statements do not reflect a provision for federal and state income taxes.

The Company follows the guidance in the Financial Accounting Standards Board Accounting Standards Codification topic related to Uncertainty in Income Taxes which prescribes a comprehensive model for recognizing, measuring, presenting, and disclosing in the financial statements uncertain tax positions that the Company has taken or expects to take in its income tax returns. Management believes that it has appropriate support for the positions taken on the Company’s tax returns.

3.	Related Party Transactions

The Company has entered the following transactions with related parties for the year ended December 31, 2023:

Serial No.	Related party name	Nature of relationship	Description of service	Computation Mechanism	Amount ($)
1	Dayrise residential, LLC (“Dayrise”) (InterCapital Partners)	Affiliate/Property Manager	Management fee; included in “operating expenses”	2.5% of Gross income from operations, maximum limit of 3%	131,454

The Company has entered the following transactions with related parties for the period ended December 31, 2022:

Serial No.	Related party name	Nature of relationship	Description of service	Computation Mechanism	Amount ($)
1	Dayrise residential, LLC (“Dayrise”) (InterCapital Partners)	Affiliate/Property Manager	Management fee; included in “operating expenses”	2.5% of Gross income from operations, maximum limit of 3%	102,832
2	Yieldstreet Inc	Member	One time equity structuring fee; reduced from “Member’s equity”	3% initial capital contribution	685,800
3	InterCapital Partners	Managing Member	One time acquisition costs, Considered as non-cash capital contribution in “Member’s equity” and added to Acquisition cost of real estate property	1% of purchase price of the real estate property	815,000

Additionally, per management agreement, Dayrise perform construction management services with respect to capital improvements and/or repairs or casualty/insurance repairs at the property. Dayrise will be paid a fee equal to five percent (5%) of the costs actually incurred and expressly set forth in a construction budget for these services approved by Owner in writing in advance.

4.	Mortgage Loan Payable

On March 4, 2022, the Company obtained a $64,000,000 mortgage secured by the property. The mortgage matures on January 1, 2025, with one-year extension option available. The mortgage bears an interest rate of month term Secured Overnight Financing Rate (SOFR) forward currency rate plus 3.35% margin spread. Pursuant to the loan, certain covenants restrict the sale of assets and limit future borrowings. The Company is in compliance with all of the covenants. The swap on this mortgage loan expires on April 01, 2025. See Note 7, Interest Rate Swap for more details.

ALTERRA OWNER, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2023 AND THE PERIOD ENDED DECEMBER 31, 2022

5.	Members’ Equity

Each member of the Company has contributed capital to the Company and thereafter may make additional capital contributions to the Company in accordance with the terms of the Limited Liability Agreement. Without limitation, no member shall, upon dissolution of the Company or otherwise, be required to restore any deficit in such member’s capital account. No member shall be entitled to withdraw from the Company.

At least quarterly, or otherwise at such other times at the members’ approval, all available cash shall be distributed to the members in accordance with the limited liability accompany agreement. Allocations of profits or losses of are allocated among the members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal to the distributions that would be made to such member if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their gross asset value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the adjusted gross asset value of the asset securing such liability), and the net assets of the Company were distributed to the members immediately after making such allocation.

6.	Fair Value Measurement

ASC Topic 820, Fair Value Measurement and Disclosures, defines fair value and establishes a framework for measuring fair value. The objective of fair value is to determine the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price). ASC Topic 820 establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels: Level 1 – quoted prices(unadjusted) in active markets that are accessible at the measurement date for assets or liabilities; Level 2 – observable prices that are based on inputs not quoted in active markets, but corroborated by market data; and Level 3 – unobservable inputs that are used when little or no market data is available. The fair value hierarchy gives the highest priority to Level 1 inputs and the lowest priority to Level 3 inputs. In determining fair value, the company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, as well as consider counterparty credit risk in our assessment of fair value.

Considerable judgment is necessary to interpret Level 2 and 3 inputs in determining the fair value of our financial and non-financial assets and liabilities. Accordingly, our fair value estimates, which are made at the end of each reporting period, may be different than the amounts that may ultimately be realized upon sale or disposition of these assets.

Financial Assets Measured at Fair Value

Financial assets measured at fair value as of December 31, 2023, consist of interest rate swap asset, which are classified as Level 2 in the fair value hierarchy.	Carrying amount ($)	Fair value ($)
Interest rate swap asset	1,774,285	1,774,285

Financial assets measured at fair value as of December 31, 2022, consist of interest rate swap asset, which are classified as Level 2 in the fair value hierarchy.	Carrying amount ($)	Fair value ($)
Interest rate swap asset	3,333,581	3,333,581

ALTERRA OWNER, LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2023 AND THE PERIOD ENDED DECEMBER 31, 2022

Financial Liabilities Not Measured at Fair Value

Financial liabilities not measured at fair value in our financial statements include mortgage note. Estimates of the fair value of these instruments are determined by the standard practice of modeling the contractual cash flows required under the instrument and discounting them back to their present value at the appropriate current.

The following is a summary of the carrying amounts and fair value of these financial instruments as of December 31, 2023 and December 31, 2022.

	As of December 31, 2023		As of December 31, 2022
Financial liabilities	Carrying Amount ($)	Estimated Fair Value ($)	Carrying Amount ($)	Estimated Fair Value ($)
Notes and mortgages payable	63,684,686	64,000,000	63,369,370	64,000,000

7.	Interest rate swap

The Company managed market risk on its variable rate debt by entering an interest rate swap to fix the rate of debt. The interest rate swap is accounted for as derivative instrument and, pursuant to ASC Topic 815, Derivatives and Hedging is recorded on the balance sheet at fair value.

As of December 31, 2023 and December 31, 2022, the Company had interest rate swaps with an aggregate notional amount of $64,000,000 that were not designated as hedges. Changes in the fair value of interest rate swaps that are not designated as hedges are recognized in earnings. For the periods ended December 31, 2023 and 2022, the Company has recognized unrealized gain/(loss) of $(1,559,296) and $2,434,581, respectively, from the recognition of interest rate swap at fair value. The table below provides additional details on the Company’s interest rate swaps.

As of:	Notional amount ($)	Carrying amount ($)	Unrealized/gain (loss) ($)	Cost of the swap ($)
December 31, 2023	64,000,000	1,774,285	(1,559,296)	899,000
December 31, 2022	64,000,000	3,333,581	2,434,581	899,000

8.	Commitments and Contingencies

Insurance

The Company has commercial general liability coverage on the property, with limits of liability customary within the industry. The Company believes the policy specifications and insured limits are adequate given the relative risk of loss, the cost of the coverage and, in consultation with our insurance advisors, the Company believes the Property is adequately insured.

Other Commitments and Contingencies

There are no other significant commitments and contingencies.

9.	Subsequent Events

The Company has evaluated subsequent events through April 29, 2024 the date these consolidated financial statements were available to be issued and has determined that there are no subsequent events.

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